Exhibit (a)(25)

Genco Shipping & Trading Limited Responds to Diana’s Latest Misleading Claims and Gamesmanship

Diana Shows its Hand Through Recent Stock Sales Underscoring Its Lack of Commitment to Creating
Value for Genco Shareholders

Diana’s Low-Ball Offer Continues to Undervalue Genco’s Assets and Business and Fails to Provide a
Control Premium

Diana May Attempt to “Empty Vote” Shares they No Longer Own

NEW YORK, May 18, 2026 -- Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today issued the following statement in response to Diana’s latest misleading press release:

Genco continues to outperform the market and peers, including Diana, because of the successful execution of the Board and management team’s Comprehensive Value Strategy. Genco shareholders are poised to continue benefiting from robust dividend payments and increasing valuations in a strengthening drybulk market.

We are surprised to see Diana selling shares during a time of rising asset values across the industry. The Genco Board of Directors believes Diana’s decision to sell Genco’s stock raises questions of manipulation for the following reasons:

•	Diana put out a baseless stock price target in an attempt to drive down the price of Genco shares.

•	Diana is selling shares to make a short-term profit, despite their stated interest in acquiring the entire Company at a fair price.

•	Diana is threatening the market, claiming to be a seller without simultaneously disclosing the volume, timing, price or manner of such stock sales.

Despite Diana’s claims, we believe Genco’s share price trajectory has not been affected by Diana’s inadequate offers and proposals. Since Diana’s initial offer, Genco’s stock price has trended in line with peers during a period of rising valuations and freight rates across the industry. As a shipowner and operator, Diana should be well aware of increasing values across the drybulk sector even if their strategic decisions are preventing them from capturing upside in this market.

In fact, in today’s disclosure, Diana now admits that valuations have risen. They cite a net asset value (“NAV”) for Genco that is higher than they recently claimed and higher than their offer to Genco shareholders. It is also still lower than Genco’s mean sell-side analyst NAV estimate of $26.54 and the current median analyst estimate of $26.80.1

We urge Genco shareholders not to be misled. Diana continues to seek to acquire the Company on the cheap. The Board unanimously rejected Diana’s tender offer after receiving opinions from both

1 Calculated based on NAV estimates published by SEB, Clarkson Securities, Fearnley Securities, Deutsche Bank and Pareto.

Jefferies and Morgan Stanley, each confirming that the offer was inadequate from a financial point of view.

In addition to the stock sales they are claiming to have made, Diana may also now attempt to vote shares they sold at the 2026 Annual Meeting of Shareholders to the extent they owned those shares as of the record date (“empty voting”).

The Genco Board of Directors continues to recommend that Genco shareholders reject Diana’s wholly inadequate $23.50 tender offer by not tendering their shares. The Board urges shareholders to protect their investments by voting “FOR” the reelection of Genco’s six directors and according to the Board’s other recommendations on the Company’s WHITE proxy card, “WITHHOLD” on Diana’s nominees and “AGAINST” Diana’s shareholder proposals.

Jefferies LLC is acting as financial advisor to Genco and Herbert Smith Freehills Kramer (US) LLP and Sidley Austin LLP are serving as legal counsel to Genco. Morgan Stanley & Co. LLC is acting as special advisor to the Board of Directors.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Newcastlemax and Capesize vessels (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk), enabling us to carry a wide range of cargoes. Genco’s fleet consists of 43 vessels with an average age of 12.6 years and an aggregate capacity of approximately 4,935,000 dwt.

Forward-Looking Statements

This communication contains statements that may constitute forward-looking statements. These statements include, but are not limited to: statements related to the Company’s views and expectations regarding Diana Shipping Inc.’s unsolicited tender offer; any statements relating to the plans, strategies and objectives of management or the Company’s Board for future operations and activities; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on the Company and its financial performance; and any statements of assumptions underlying any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary. In addition, the forward-looking statements included in this communication represent the Company’s views as of the date of this communication and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this communication.

Important Information for Investors and Shareholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC (available here). Any solicitation/recommendation statement filed by the Company that is required to be mailed to shareholders will be mailed to shareholders. THE COMPANY’S INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the solicitation/recommendation statement on Schedule 14D-9, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/, or by contacting Peter Allen as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Investor Contact

Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550

Media Contact

Leon Berman
IGB Group
(212) 477-8438
lberman@igbir.com